Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T (617) 588-5555 F (617) 588-5554 www.vcel.com
Vericel Reports Fourth Quarter and Full-Year 2025 Financial Results
Total Revenue of $276.3 Million, with MACI Revenue Growth of 21% to $239.5 Million
Net Income Growth of 59% to $16.5 Million
Fourth Quarter Total Revenue and MACI Revenue Growth of 23%
Record Fourth Quarter Gross Margin of 79% and Adjusted EBITDA Margin of 40%
Conference Call Today at 8:30am Eastern Time

CAMBRIDGE, Mass., February 26, 2026 (GLOBE NEWSWIRE) — Vericel Corporation (NASDAQ:VCEL), a leader in advanced therapies for the sports medicine and severe burn care markets, today reported financial results and business highlights for the fourth quarter and year ended December 31, 2025.

Fourth Quarter 2025 Financial Highlights
•Total net revenue growth of 23% to $92.9 million
•MACI® net revenue growth of 23% to $84.1 million
•Burn Care net revenue of $8.8 million
•Gross margin of 79%
•Net income increased 17% to $23.2 million
•Non-GAAP adjusted EBITDA increased 25% to $37.3 million, or 40% of revenue
•Approximately $200 million in cash and investments, and no debt

Full-Year 2025 Financial Highlights
•Total net revenue of $276.3 million
•MACI net revenue growth of 21% to $239.5 million
•Burn Care net revenue of $36.8 million
•Gross margin of 74%
•Net income increased 59% to $16.5 million
•Non-GAAP adjusted EBITDA increased 33% to $70.9 million, or 26% of revenue
•Operating cash flow of $52 million

Business Highlights and Updates
•Record fourth quarter total revenue and MACI revenue
•Highest number of MACI implants, implanting surgeons, surgeons taking biopsies and MACI biopsies in any quarter since launch in the fourth quarter
•MACI revenue growth of 20% or more for the third consecutive year
•Completed MACI sales force expansion
•Approximately1,000 MACI Arthro® trained surgeons to date
•Initiated MACI Ankle™ MASCOT clinical study
•Remain on track to begin MACI commercial manufacturing in new facility in 2026
•On track to submit MACI marketing authorization application to U.K. MHRA in 2026

“The Company delivered outstanding financial and business results in the fourth quarter, as we generated strong revenue and profit growth and completed a number of key business initiatives,” said Nick Colangelo, President and CEO of Vericel. “We are entering 2026 with a great deal of momentum and expect another year of high revenue and profit growth, an inflection in cash generation, and continued progress on our long-term growth initiatives.”

2026 Financial Guidance
•Total revenue of $316 to $326 million
•MACI revenue of $280 to $286 million
•Gross margin of approximately 75%
•Adjusted EBITDA margin of approximately 27%

Fourth Quarter 2025 Results
Total net revenue for the quarter ended December 31, 2025 increased 23% to $92.9 million, compared to $75.4 million in the fourth quarter of 2024. Total net product revenue for the quarter included $84.1 million of MACI (autologous cultured chondrocytes on porcine collagen membrane) net revenue, $8.1 million of Epicel® (cultured epidermal autografts) net revenue, and $0.7 million of NexoBrid® (anacaulase-bcdb) net revenue, compared to $68.3 million of MACI net revenue, $6.0 million of Epicel net revenue, and $1.0 million of NexoBrid net revenue, respectively, in the fourth quarter of 2024.

Gross profit for the quarter ended December 31, 2025 was $73.1 million, or 79% of net revenue, compared to $58.5 million, or 78% of net revenue, for the fourth quarter of 2024.

Total operating expenses for the quarter ended December 31, 2025 were $50.7 million, compared to $40.0 million for the same period in 2024. The increase in operating expenses was primarily due to increased headcount and related employee expenses and additional costs related to the Company’s new Burlington facility, including depreciation and manufacturing start up activities for MACI.

Net income for the quarter ended December 31, 2025 was $23.2 million, or $0.45 per diluted share, compared to $19.8 million, or $0.38 per diluted share, for the fourth quarter of 2024.

Non-GAAP adjusted EBITDA for the quarter ended December 31, 2025 was $37.3 million, or 40% of net revenue, compared to $29.9 million, or 40% of net revenue, for the fourth quarter of 2024. A table reconciling non-GAAP measures is included in this press release for reference.

Full-Year 2025 Results
Total net revenue for the year ended December 31, 2025 increased 16% to $276.3 million, compared to $237.2 million in 2024. Total net product revenue for the year included $239.5 million of MACI net revenue, $32.1 million of Epicel net revenue and $4.7 million of NexoBrid net revenue, compared to $197.3 million of MACI net revenue, $36.6 million of Epicel net revenue and $3.3 million of NexoBrid net revenue in 2024.

Gross profit for the year ended December 31, 2025 was $205.6 million, or 74% of net revenue, compared to $172.1 million, or 73% of net revenue, in 2024.

Total operating expenses for the year ended December 31, 2025 were $194.6 million, compared to $167.6 million in 2024. The increase in operating expenses was primarily due to increased headcount and related employee expenses and additional costs related to the Company’s new Burlington facility, including depreciation and manufacturing start up activities for MACI.

Net income for the year ended December 31, 2025 was $16.5 million, or $0.32 per diluted share, compared to $10.4 million, or $0.20 per diluted share, in 2024.

Non-GAAP adjusted EBITDA for the year ended December 31, 2025 was $70.9 million, or 26% of net revenue, compared to $53.4 million, or 23% of net revenue, in 2024. A table reconciling non-GAAP measures is included in this press release for reference.

Conference Call Information
Today’s conference call will be available live at 8:30 a.m. Eastern Time.The live webcast can be accessed on the Investor Relations section of the Vericel website at http://investors.vcel.com/events-presentations. Presentation slides for the conference call will be available on the webcast and on the website. A replay of the webcast will be available until February 25, 2027.

To participate by telephone, dial 800-330-6730 or +1-312-471-1351 if connecting from outside the U.S. When connected, please use passcode: 476633.

About Vericel Corporation
Vericel is a leading provider of advanced therapies for the sports medicine and severe burn care markets. The Company combines innovations in biology with medical technologies, resulting in a highly differentiated portfolio of innovative cell therapies and specialty biologics that repair injuries and restore lives. Vericel markets three products in the United States. MACI (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Epicel (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area. Vericel also holds an exclusive license for North American rights to NexoBrid (anacaulase-bcdb), a biological orphan product containing proteolytic enzymes, which is indicated for eschar removal in adults and pediatric patients with deep partial-thickness and/or full-thickness thermal burns. For more information, please visit www.vcel.com.

Epicel®, MACI® and MACI Arthro® are registered trademarks of Vericel Corporation. NexoBrid® is a registered trademark of MediWound Ltd. and is used under license to Vericel Corporation. © 2026 Vericel Corporation. All rights reserved.

GAAP v. Non-GAAP Measures
Vericel’s reported earnings are prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and represent earnings as reported to the Securities and Exchange Commission. Vericel has provided in this release certain financial information that has not been prepared in accordance with GAAP. Vericel’s management believes that the non-GAAP adjusted EBITDA described in this release, which includes adjustments for specific items that are generally not indicative of our core operations, provides additional information that is useful to investors in understanding Vericel’s underlying performance, business and performance trends, and helps facilitate period-to-period comparisons and comparisons of its financial measures with other companies in Vericel’s industry. However, the non-GAAP financial measures that Vericel uses may differ from measures that other companies may use. Non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Forward-Looking Statements
Vericel cautions you that all statements other than statements of historical fact included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe that we have a reasonable basis for the forward-looking statements contained herein, they are based on current expectations about future events affecting us and are subject to risks, assumptions, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Our actual results may differ materially from those expressed or implied by the forward-looking statements in this press release. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “continues,” “believe,” “guidance,” “outlook,” “target,” “future,” “potential,” “goals” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions.

Among the factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, uncertainties associated with our expectations regarding future revenue, growth in revenue, market penetration for MACI®, MACI Arthro®, Epicel®, and NexoBrid®, growth in profit, gross margins and operating margins, the ability to continue to scale our manufacturing operations to meet the demand for our cell therapy products, including the timely qualification of a new manufacturing facility in Burlington, Massachusetts, the ability to sustain profitability, contributions to adjusted EBITDA, the expected target surgeon audience, potential fluctuations in sales and volumes and our results of operations over the course of the year, timing and conduct of clinical trial and product development activities, timing and likelihood of the FDA’s potential approval of the use of MACI to treat cartilage defects in the ankle, the timing and likelihood of obtaining market approval for MACI in the United Kingdom, the estimate of the commercial growth potential of our products and product candidates, competitive developments, changes in third-party coverage and reimbursement, including recent and future healthcare reform measures and private payor initiatives, surgeon adoption of MACI Arthro, physician and burn center adoption of NexoBrid, labor strikes, supply chain disruptions or other events or factors that might affect our ability to manufacture MACI or Epicel or affect MediWound’s ability to manufacture and supply sufficient quantities of NexoBrid to meet customer demand, including but not limited to conflicts in the Middle East region involving Israel, negative impacts on the global economy and capital markets resulting from the conflicts in Ukraine and the Middle East and political and military developments in South America, including those associated with potential further involvement by the U.S., changes in trade policies and regulations, including the potential for increases or changes in duties, current and potentially new tariffs or quotas, lingering effects of adverse developments affecting financial institutions, companies in the financial services industry or the financial services industry generally, changes in governmental monetary and fiscal policies, including, but not limited to, Federal Reserve policies in connection with continued inflationary pressures, the impact from future regulatory, judicial and legislative changes to our industry or to the broader landscape, including those included in the One Big Beautiful Bill Act (the “OBBBA”), a U.S. government shutdown and global geopolitical tensions.

These and other significant factors are discussed in greater detail in Vericel’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (SEC) on February 26, 2026, and in other filings with the SEC. These forward-looking statements reflect our views as of the date hereof and Vericel does not assume and specifically disclaims any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Investor Contact:
Eric Burns
ir@vcel.com
+1 (734) 418-4411

VERICEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts - unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Product sales, net	$92,918	$75,376	$276,259	$237,224
Total revenue	92,918	75,376	276,259	237,224
Cost of product sales	19,790	16,877	70,660	65,117
Gross profit	73,128	58,499	205,599	172,107
Research and development	7,253	4,923	27,563	24,797
Selling, general and administrative	43,460	35,097	166,992	142,791
Total operating expenses	50,713	40,020	194,555	167,588
Income from operations	22,415	18,479	11,044	4,519
Other income (expense):
Interest income	1,885	1,560	7,007	6,410
Interest expense	(162)	(154)	(630)	(614)
Other (expense) income	(36)	70	(44)	195
Total other income	1,687	1,476	6,333	5,991
Income before income taxes	24,102	19,955	17,377	10,510
Income tax expense	859	148	859	148
Net income	$23,243	$19,807	$16,518	$10,362
Net income per common share:
Basic	$0.46	$0.40	$0.33	$0.21
Diluted	$0.45	$0.38	$0.32	$0.20
Weighted-average common shares outstanding:
Basic	50,591	49,469	50,340	48,848
Diluted	52,071	52,210	52,151	51,679

VERICEL CORPORATION RECONCILIATION OF REPORTED NET INCOME (LOSS) (GAAP) TO ADJUSTED EBITDA (NON-GAAP MEASURE) (in thousands - unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income	$23,243	$19,807	$16,518	$10,362
Stock-based compensation expense	8,423	7,917	38,767	36,495
Depreciation and amortization	3,088	1,477	11,544	5,504
Net interest income	(1,723)	(1,406)	(6,381)	(5,796)
Income tax expense	859	148	859	148
Pre-occupancy lease expense and tech transfer	3,391	1,924	9,571	6,725
Adjusted EBITDA (Non-GAAP)	$37,281	$29,867	$70,878	$53,438

VERICEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands - unaudited)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$100,092	$74,520
Restricted cash	—	10,529
Short-term investments	37,407	41,693
Accounts receivable (net of allowance for doubtful accounts of $13 and $10, respectively)	84,634	61,375
Inventory	17,560	17,373
Other current assets	7,744	7,287
Total current assets	247,437	212,777
Property and equipment, net	108,397	103,161
Intangible assets, net	5,625	6,250
Right-of-use assets	64,774	70,098
Long-term investments	61,395	39,880
Other long-term assets	341	556
Total assets	$487,969	$432,722
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,828	$23,848
Accrued expenses	19,236	17,065
Current portion of operating lease liabilities	13,969	9,257
Other current liabilities	116	116
Total current liabilities	49,149	50,286
Operating lease liabilities	82,284	89,593
Other long-term liabilities	1,896	876
Total liabilities	133,329	140,755
Total shareholders’ equity	354,640	291,967
Total liabilities and shareholders’ equity	$487,969	$432,722